UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2016

CYTORI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3020 Callan Road San Diego, California	92121
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (858) 458-0900
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 25, 2016, Tommy Thompson notified the Board of Directors (the "Board") of Cytori Therapeutics, Inc. (the "Company") that he does not intend to stand for reelection at the Company's 2016 Annual Meeting of Stockholders.  Mr. Thompson's decision to not stand for reelection was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies, or practices.
Following Mr. Thompson's departure, the Board intends to appoint David Rickey to the Compensation Committee and Gary Lyons to the Audit Committee.  Following such appointments, the Compensation Committee will consist of Gary Lyons (Chair), Gail Naughton and David Rickey and the Audit Committee will consist of Paul Hawran (Chair), Richard Hawkins and Gary Lyons.
In connection with the Board's nomination of directors for election at the 2016 Annual Meeting of Stockholders, Paul Hawran has notified the Board of his interest in remaining on the Board and to stand for reelection as a director of the Company.  As previously reported, Mr. Hawran had indicated his desire to retire upon the appointment of a replacement director.  The Board intends to nominate Mr. Hawran for re-election at the 2016 Annual Meeting of Stockholders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

March 2, 2016	By:	/s/ Jeremy Hayden
Name: Jeremy Hayden
Title: General Counsel and VP of Business Development